COLUMBIA LABORATORIES, INC 354 Eisenhower Parkway Plaza I, Second Floor Livingston, NJ 07039 TEL: (973) 994-3999 FAX: (973) 994-3001	Exhibit 99.1

NEWS

Contact:    Amy Raskopf, Manager, Investor Relations
                                     (973) 994-3999 x7925
                    araskopf@columbialabs.com

Columbia Laboratories Receives European Approvals for STRIANT for Testosterone Replacement in Hypogonadal Men

CEO Will Discuss Approval in Presentation at 11:40 AM today at the C.E. Unterberg, Towbin Specialty Pharmaceutical Conference

LIVINGSTON, NJ - October 27, 2004 - Columbia Laboratories, Inc. (NASDAQ: CBRX) has received European approvals for Striant® (testosterone buccal system) mucoadhesive 30 mg (CIII) for testosterone replacement therapy in men with primary or secondary hypogonadism under the Mutual Recognition Procedure (MRP). The United Kingdom acted as the reference member state for the MRP, and Striant was launched as Striant™ SR in that market by Ardana Bioscience, Ltd. in June 2004.

Commenting on the approvals, Fred Wilkinson, Chairman, President and Chief Executive Officer of Columbia Laboratories, said, "The successful completion of the Mutual Recognition Procedure in Europe is another significant milestone for Striant and for Columbia. We are delighted to receive a positive opinion from all major markets, including Germany, France, Italy and Spain. We believe that Striant’s proven ability to deliver steady-state testosterone blood levels well within the physiologic range and without titration, together with its convenient dosing form, highly favorable safety profile and no transference issues, will position Striant as a strong competitor in the European testosterone replacement market."

National marketing authorizations and individual licenses for Striant in 14 European countries involved in the MRP will follow from the completion of this procedure through June 2005 on a country-by-country basis. Countries completing the MRP were: Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain and Sweden. Belgium and Austria have been withdrawn from the MRP, and discussions will be held with their healthcare agencies to agree on the appropriate route to secure approval of Striant in those countries.

Columbia will receive milestone payments totaling $1.35 million upon receipt of marketing authorizations in major European countries under the Company’s 2002 license agreement with Ardana Bioscience, Ltd. and 2003 license agreement with Mipharm SpA. Ardana will hold the marketing authorizations and market Striant in 18 countries within the EU, including the U.K. Mipharm will hold the Italian

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Columbia Laboratories Receives European Approval for Striant
October 27, 2004

marketing authorization and will therefore market, distribute and sell Striant in Italy. Columbia will recognize revenues from the sale of Striant to these marketing partners, and will receive milestone payments totaling $2.8 million upon the achievement of certain cumulative net sales by its partners.

Health authorities involved in the MRP reviewed data generated from pivotal two clinical trials. A 12-week multicenter, open-label, single arm trial was conducted in the U.S. to evaluate the efficacy, safety and tolerability of Striant in 98 hypogonadal men. Of the 82 patients who completed the trial, 86.6 percent had an average testosterone concentration within the physiologic (normal) range at the end of 12 weeks. The novel buccal delivery was well-accepted by patients in this study. Striant was also evaluated in a seven-day, randomized, multicenter, open-label European parallel trial in which 57 patients were treated with either Striant or Androderm, a testosterone replacement patch. At the conclusion of this trial, 97 percent of Striant patients had an average testosterone concentration within the physiologic (normal) range, compared to 56 percent in the Androderm group.

Mr. Wilkinson will discuss the European approvals in his presentation at the First Annual C.E. Unterberg, Towbin Specialty Pharmaceuticals Conference today at 11:40 a.m. Eastern Time at The New York Palace Hotel. As previously announced, a webcast of the presentation will be available live and for 30 days at www.columbialabs.com, in the Events section.

About Male Hypogonadism
Hypogonadism, a condition associated with a deficiency or absence of endogenous testosterone, affects approximately eight million American men. Hypogonadism can be caused by conditions associated with the testes, pituitary gland or hypothalamus gland, or by a genetic disorder. Signs and symptoms of hypogonadism can include decreased libido (sexual desire), erectile dysfunction (ED), fatigue, depression, reduced muscle mass, and osteoporosis. Testosterone replacement therapy helps to provide and maintain normal levels of testosterone.

About Striant
Striant® (testosterone buccal system) mucoadhesive 30 mg (CIII), marketed in the U.K. as Striant™ SR, offers a well-tolerated, safe, effective and convenient option in testosterone replacement therapy for men suffering from a deficiency or absence of testosterone associated with hypogonadism. Striant utilizes Columbia’s patented progressive hydration technology to achieve controlled and sustained delivery of testosterone via the buccal cavity. The product, which has the appearance of a small monoconvex tablet, rapidly adheres to the buccal mucosa, the small, natural depression in the mouth where the gum meets the upper lip above the incisor teeth. As it is exposed to saliva, the product softens into a gel-like form, which remains comfortably in place over each 12-hour dosing period. The product delivers testosterone through the buccal mucosa, where it is absorbed into the bloodstream and delivered directly into the superior vena cava (major blood vessel), bypassing the gastrointestinal system and liver. Striant is able to produce circulating testosterone concentrations in hypogonadal males that approximate physiologic levels seen in healthy young men. Because Striant is available in a single strength, no dose titration is required.

In the U.S. pivotal trial involving 98 patients, the most frequent adverse events related to the use of Striant were gum or mouth irritation, bitter taste, gum pain or tenderness, and headache. Four patients discontinued treatment with Striant due to gum or mouth-related adverse events, e.g. severe gum irritation, mouth irritation, and “bad taste in mouth.” The majority of gum-related adverse events were transient and resolved within 1 to 14 days.

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Columbia Laboratories Receives European Approval for Striant
October 27, 2004

Androgens are contraindicated in men with carcinoma of the breast or known carcinoma of the prostate, nephrotic syndrome, history of primary liver tumors and established hypercalcemia and hypercalciuria. Striant should not be used in patients with known hypersensitivity to any of its ingredients, including testosterone USP that is chemically synthesized from soy. Striant is not indicated for women and must not be used in women. Testosterone supplements may cause fetal harm. Please see full prescribing information available at http://www.striant.com.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women's health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies and to prevent preterm birth. Columbia markets Striant® (testosterone buccal system) for the treatment of hypogonadism in men, Prochieve® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency, and Prochieve® 4% (progesterone gel) for the treatment of secondary amenorrhea. Columbia's products and product candidates utilize the company's bioadhesive drug delivery technology. The Company has developed a buccal delivery system for peptides. For more information, please visit www.columbialabs.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   Those statements include statements regarding the intent, belief or current expectations of Columbia Laboratories and its management team.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: the timely receipt of the national marketing authorizations and individual licenses in the 14 European countries involved in the MRP; the successful launch and marketing of Striant by Columbia’s partners; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and health care industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission.  Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Striant® and Prochieve® are registered trademarks of, and Striant™ SR is a trademark of, Columbia Laboratories, Inc.

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